Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Resonant Inc.:

We consent to the use of our report dated March 12, 2021, with respect to the consolidated balance sheet of Resonant Inc. as of December 31, 2020, the related consolidated statements of comprehensive loss, stockholders’ equity, and cash flows for the year ended December 31, 2020, and the related notes, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Irvine, California
May 13, 2021